Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

David J. Fallon
Chief Financial Officer
Franklin, Tennessee
615-771-3100

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 19, 2012

CLARCOR REPORTS THIRD QUARTER RESULTS

Unaudited Third Quarter 2012 Highlights
(Amounts in millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	9/1/2012	8/27/2011	Change	9/1/2012	8/27/2011	Change
Net sales	$286.7	$284.8	1%	$828.9	$819.1	1%
Operating profit	46.2	46.5	-1%	129.6	126.5	2%
Net earnings - CLARCOR	30.3	32.1	-6%	86.7	86.8	-%
Diluted earnings per share	$0.60	$0.63	-5%	$1.70	$1.69	1%
Operating margin	16.1%	16.3%	-0.2 pts	15.6%	15.4%	0.2 pts

FRANKLIN, TN, Wednesday, September 19, 2012-CLARCOR Inc. (NYSE: CLC) reported its financial results for the third quarter of 2012. Diluted earnings per share declined 5% to $0.60 from $0.63 in the third quarter of 2011. Lower diluted earnings per share were driven by a 1% reduction in operating profit and a 3.0 percentage point increase in the effective income tax rate compared with last year's third quarter. Net sales increased 1% based upon 5% higher sales at the company's Industrial/Environmental Filtration segment-which also increased operating profit by 15% from the third quarter of 2011. Higher sales at this reporting segment were offset by lower sales in the Engine/Mobile Filtration and Packaging segments. Lower net sales in the Engine/Mobile Filtration segment were driven by lower domestic heavy-duty engine filter aftermarket sales and unfavorable changes in foreign currency exchange rates.

Changes in foreign currency exchange rates reduced consolidated net sales and operating profit by 2% in the third quarter of 2012 which lowered diluted earnings per share by $0.01 from the third quarter of 2011. For the first nine months of 2012, changes in foreign currency exchange rates reduced net sales and operating profit by 1% from the first nine months of 2011. These changes were driven primarily by the strengthening of the U.S. dollar against the Euro.

Chris Conway, CLARCOR's Chief Executive Officer, commented, “Our third quarter financial results were below our internal expectations heading into the quarter primarily due to lower than expected sales of heavy-duty engine filtration products in the domestic aftermarket and China. In addition, softness in other markets contributed to our shortfall compared with expectations including sales of air filtration products to the swine industry and sales of packaging products. Lower sales in these markets were partially offset by higher than expected operating results in several markets within our Industrial/Environmental Filtration segment including our natural gas filtration business both in the U.S. and abroad. However, our overall lower than expected sales, coupled with the impact of a higher effective income tax rate, drove our lower than expected earnings.

“Although third quarter sales of heavy-duty engine filters in the domestic aftermarket increased sequentially from the second quarter of 2012, sales did not meet our expectations and slightly declined from the third quarter of 2011. Based upon continued discussions with our distributors and other industry participants, we believe our sales levels are consistent with slowing industry demand primarily in the over-the-road truck market-which represents about two-thirds of our domestic aftermarket-indicative of a slowdown in the U.S. economy which has grown less than 2.0% in the first half of 2012 and is projected to expand at a similar rate in the third quarter. We believe that the U.S. trucking industry has been negatively impacted by this slow growth as evidenced by declining diesel fuel consumption and a 5% reduction in truck tonnage from an all-time high in December 2011. We believe we have maintained our market share through the first nine months of 2012, and we anticipate a rebound in our base domestic business when the U.S. economy accelerates. Moreover, we continue to make strides in our efforts to expand our domestic aftermarket share as we have added distributors on a net basis and have expanded our product offerings through the first nine months of 2012. Further share gains in the domestic and foreign aftermarket are evidenced by the launch of aftermarket programs through OE dealers in the third quarter that were held previously by competitors. Although we anticipate that the full sales potential of these programs will not be realized until the second half of 2013, it is an example of the positive strides we are making to further develop our markets. Although third quarter sales of heavy-duty engine filters in China were lower than our expectations heading into the quarter, these sales were higher than last year's third quarter due to the procurement of a new OE aftermarket program from a large local diesel engine manufacturer. We believe we continue to be well-positioned to capitalize on China's projected long-term first-fit and aftermarket heavy-duty engine filtration growth.

“Another market that experienced headwinds in our third quarter compared with expectations was sales of air filtration products to the swine industry which was negatively impacted by the severe summer drought in the U.S. Due to higher feed prices, we believe hog farmers delayed investment in new air filtration systems. As a result, our third quarter sales of these products were below our expectations heading into the quarter. We anticipate that many of these orders will be deferred until the summer of 2013. Despite lower than expected third quarter 2012 sales in this market, we believe we are the leader in this growth industry in the U.S., and we are excited about the many opportunities outside the U.S. including China-where we have recently launched the manufacture and sale of swine filtration products and systems.

“Operating performance at our Industrial/Environmental Filtration segment continues to be solid as our 11.4% operating margin in the third quarter was not only 1.1 percentage points higher than last year's third quarter but was a record high for any third quarter in this reporting segment. Net sales increased 7% from the third quarter of 2011 when adjusted for changes in foreign currency exchange rates. Driven by these higher sales and improved operating margin, third quarter operating profit was 15% higher than the third quarter of 2011 and year-to-date operating profit was 19% higher than last year's first nine months. Sales growth was driven by stronger sales in several markets but notably in the natural gas filtration industry both within the U.S. and in our foreign markets. Although natural gas vessel sales remain strong, we continue to focus on the development of the natural gas filtration aftermarket where global sales grew 14% in the third quarter compared with last year's third quarter. Other markets in our Industrial/Environmental Filtration segment also demonstrated strong third quarter sales growth including our dust collector business and our Total Filtration Services (TFS) distribution business. With our continued focus on profitable growth in this reporting segment, we believe we are well-positioned to achieve our long-term operating margin goal of 15% in the next three to four years.”

Third Quarter Results:

Engine/Mobile Filtration Segment

Net sales at our Engine/Mobile Filtration segment declined 2% from the third quarter of 2011. Lower net sales included a 1% reduction in the U.S.-due to lower heavy-duty engine filter aftermarket sales-and a 3% reduction in foreign sales. Foreign sales actually increased 2% when adjusted for changes in foreign currency exchange rates. Higher heavy-duty engine filter sales in Mexico, North and South Africa and a rebound in China from last year's third quarter were partially offset by lower heavy-duty engine filter sales in Europe.

Operating profit at our Engine/Mobile Filtration segment declined 6% from the third quarter of 2011 primarily from the 2% reduction in sales and a 0.9 percentage point decline in operating margin to 22.4%. Lower operating margin was partially due to lower absorption of fixed manufacturing costs from lower sales in addition to higher material costs as a percentage of sales primarily due to product mix.

Industrial/Environmental Filtration Segment

Net sales at our Industrial/Environmental Filtration segment increased 5% from the third quarter of 2011. These higher net sales included 2% sales growth domestically and 11% sales growth outside the U.S. This increase in foreign sales, which was 20% when adjusted for changes in foreign currency exchange rates, was due to an increase in natural gas vessel and aftermarket filter sales based upon sales growth in several international markets including Asia and Canada. This increase excludes the impact of our second quarter acquisition of Modular Engineering.

Operating profit at our Industrial/Environmental Filtration segment grew 15% from the third quarter of 2011. Our 11.4% third quarter operating margin increased 1.1 percentage points from last year's third quarter as we were able to leverage fixed manufacturing and administrative costs with higher net sales.

Packaging Segment

Net sales at our Packaging segment declined 7% from the third quarter of 2011 and fell short of our expectations heading into the third quarter. Similar to the first two quarters of 2012, the reduction from 2011 was primarily driven by lower smokeless tobacco packaging and confection packaging sales. The 26% reduction in operating profit and the 2.3 percentage point reduction in operating margin compared with the third quarter of 2011 were primarily the result of lower sales.

Despite the difficult sales environment, our operating margin in this reporting segment has sequentially improved from 2.0% in the first quarter to 8.9% in the second quarter to 9.2% this quarter. We intend to continue to aggressively pursue several significant sales opportunities in our pipeline over the remainder of the year. Accordingly, we expect our Packaging segment operating performance to continue to improve sequentially in the fourth quarter.

Income Taxes

Our third quarter effective tax rate of 33.9% was 3.0 percentage points higher than the third quarter of 2011. This higher rate was primarily driven by a $1.0 million tax benefit related to the release of a valuation allowance at a foreign subsidiary in the third quarter of 2011 that did not recur in 2012. This tax benefit lowered the third quarter 2011 average tax rate by approximately 2.2 percentage points. The remainder of the increase from the third quarter of 2011 was primarily due to the research and experimentation tax credit not being renewed for 2012. The higher effective tax rate in the third quarter of 2012 negatively impacted our diluted earnings per share by approximately $0.03 compared with the third quarter of 2011.

2012 Guidance

Chris Conway commented on 2012 guidance: “Based upon our results for the third quarter of 2012 and our expectations for the fourth quarter, we are lowering our full year diluted earnings per share guidance to be in the range of $2.35 to $2.45, down from our previous guidance of $2.50 to $2.65. This revised guidance implies a fourth quarter diluted earnings per share range of $0.65 to $0.75-up from diluted earnings per share of $0.60 in the third quarter. This anticipated increase in projected diluted earnings per share in the fourth quarter from the third quarter of 2012 is primarily due to higher sales-which are expected to increase 8% from the third quarter of 2012 based upon the mid-point of our revised full-year sales growth guidance. We anticipate that these higher fourth quarter sales will be driven by a backlog of aviation fuel, marine fuel and petrochemical filtration vessel sales in Europe, the Middle East and Africa and higher projected sales of heavy-duty engine filtration products in markets outside the U.S. including China where we expect to benefit from the launch of an OEM aftermarket program with a large local diesel engine manufacturer. Our projections imply flat sales in the domestic heavy-duty engine filter aftermarket in the fourth quarter compared with the third quarter of 2012.

“Our long-term expectations are to grow sales between 6% and 10% annually. Even though we will fall short of this goal this year, we believe we are well-positioned to achieve this growth going forward. We believe we possess a solid foundation for future long-term growth based upon the many initiatives we continue to develop including adding new heavy-duty engine filtration distributors and broadening our product offerings both in the U.S. and abroad. The oil and gas filtration industry remains strong, and we feel as good about our position in this filtration market as we do with any other market. Moreover, with an approximate 80% company-wide mix of aftermarket business, we believe we are well-positioned within a growing filtration industry to continue to capitalize on future profitable growth opportunities including our ability to share our advanced media development technology across our diverse business units.”

Estimated full-year sales growth as compared with 2011 and 2012 operating margin by segment and on a consolidated basis are as follows:

	2012 Estimated Sales Growth	2012 Estimated Operating Margin

Engine/Mobile Filtration	0.0% to 1.0%	21.5% to 22.5%
Industrial/Environmental Filtration	3.0% to 5.0%	11.0% to 12.0%
Packaging	-16.0% to -12.0%	8.5% to 9.5%
CLARCOR	0.0% to 2.0%	15.5% to 16.5%

Our fiscal year 2011 included fifty-three weeks while our fiscal year 2012 will include fifty-two weeks. In addition, our fourth quarter 2011 included fourteen weeks while our fourth quarter 2012 will include thirteen weeks. We estimate that the additional week in the fiscal year and fourth quarter of 2011 will impact net sales and operating profit growth comparisons to comparable periods in 2012 by 2% for the full year and 7% for the fourth quarter.

We project 2012 cash from operations to be between $125 million and $135 million, capital expenditures to be between $35 million and $40 million and our average tax rate to be between 32.5% and 33.5%.

CLARCOR will be holding a conference call to discuss the third quarter 2012 results at 10:00 a.m. CST on September 20, 2012. Interested parties can listen to the conference call at www.clarcor.com or www.viavid.net. A replay will be available on these websites and also at 877-870-5176 or 858-384-5517 by providing confirmation code 6433348. The replay will be available through October 4, 2012 by telephone and for 30 days on the Internet.

CLARCOR is based in Franklin, Tennessee, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of CLARCOR are traded on the New York Stock Exchange under the symbol CLC.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements made in this press release other than statements of historical fact, are forward-looking statements. These statements may be identified from use of the words “may,” “should,” “could,” “potential,” “continue,” “plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” or the negative of these terms, and similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among other things: statements and assumptions relating to anticipated future growth and results of operations, including the anticipated 2012 performance of the Company and each of its segments, our projections with respect to 2012 estimated sales growth and 2012 estimated operating margins for the Company and each of its segments, our projections with respect to 2012 diluted earnings per share (including our implied projected fourth quarter diluted earnings per share range), and our projections with respect to 2012 cash from operations, 2012 capital expenditures and 2012 effective tax rates; statements regarding management's short-term and long-term performance goals; statements regarding anticipated order patterns from our customers or the anticipated economic conditions of the industries and markets that we serve; statements related to the performance of the U.S. and other economies generally; statements relating to the anticipated effects on results of operations or financial condition from recent and expected developments or events; statements regarding our belief that we will experience a rebound in our base domestic business with respect to heavy-duty engine filters when the U.S economy accelerates; statements regarding our belief that we will not realize the full sales potential of aftermarket programs through OE dealers launched in the third quarter until the second half of 2013; statements regarding our belief that we continue to be well-positioned to capitalize on China's projected long-term first-fit and aftermarket heavy-duty engine filtration growth; statements regarding our belief that many orders of new air filtration systems by hog farmers will be deferred until the summer of 2013; statements regarding our belief that we are well-positioned to achieve our long-term operating margin goal of 15% in the Industrial/Environmental Filtration segment in the next three to four years; statements regarding our intent to aggressively pursue several significant sales opportunities in our pipeline with respect to our Packaging segment over the remainder of the year; statements regarding our expectation that our Packaging segment operating performance will continue to improve sequentially in the fourth quarter; statements regarding our anticipated increase in sales of 8% in the fourth quarter of 2012 compared to the third quarter of 2012; statements regarding our expectation that higher fourth quarter sales will be driven by a significant backlog of aviation fuel, marine fuel and petrochemical filtration vessel sales in Europe, the Middle East and Africa and higher sales of heavy-duty engine filtration products in markets outside the U.S. including China where we believe we will benefit from the launch of an OEM aftermarket program with a large local diesel engine manufacturer; statements regarding our expectation of flat sales in the domestic heavy-duty engine filter aftermarket in the fourth quarter from the third quarter of 2012; statements regarding our long-term expectation to grow sales between 6.0% and 10.0% annually, and that we will fall short of that goal this year; statements regarding our belief that we are well-positioned to achieve between 6.0% and 10.0% sales growth going forward; statements regarding our belief that we possess a solid foundation for future long-term growth based upon the many initiatives we continue to develop including adding new heavy-duty engine filtration distributors and broadening our product offerings both in the U.S. and abroad; statements regarding our belief about our position in the oil and gas filtration market compared with other markets; statements regarding our belief that we are well positioned within a growing filtration industry to continue to capitalize on future profitable growth opportunities including our ability to share our advanced media development technology across our diverse business units; our estimates related to the sales and operating profit growth comparison impact of the fifty-third week in 2011 and the fourteenth week in the fourth quarter of 2011 compared with comparable period in 2012; and any other statements or assumptions that are not historical facts. The Company believes that its expectations are based on reasonable assumptions. However, these forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the Company's actual results, performance or achievements, or industry results, to differ materially from the Company's expectations of future results, performance or achievements expressed or implied by these forward-looking statements. The Company's past results of operations do not necessarily indicate its future results. The Company's future results may differ materially from the Company's past results as a result of various risks and uncertainties, including the risk factors discussed in the “Risk Factors” section of the Company's 2011 Form 10-K and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release. Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements or the risk factors described in this press release, including estimated 2012 diluted earnings per share and estimated sales growth and estimated operating margin levels for 2012 for the Company and its business segments, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

TABLES FOLLOW

CLARCOR INC. 2012 UNAUDITED THIRD QUARTER RESULTS
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 1, 2012	August 27, 2011	September 1, 2012	August 27, 2011
Net sales	$286,733	$284,819	$828,852	$819,072
Cost of sales	191,845	188,945	549,563	542,783

Gross profit	94,888	95,874	279,289	276,289

Selling and administrative expenses	48,707	49,413	149,685	149,757

Operating profit	46,181	46,461	129,604	126,532

Other income (expense):
Interest expense	(176)	(87)	(364)	(352)
Interest income	156	170	459	446
Other, net	(186)	16	309	(412)
	(206)	99	404	(318)

Earnings before income taxes	45,975	46,560	130,008	126,214

Provision for income taxes	15,564	14,401	43,026	39,253

Net earnings	30,411	32,159	86,982	86,961

Net (earnings) losses attributable to noncontrolling interests	(141)	(89)	(306)	(202)

Net earnings attributable to CLARCOR Inc.	$30,270	$32,070	$86,676	$86,759

Net earnings per share attributable to CLARCOR Inc. - Basic	$0.60	$0.63	$1.72	$1.72
Net earnings per share attributable to CLARCOR Inc. - Diluted	$0.60	$0.63	$1.70	$1.69

Weighted average number of shares outstanding - Basic	50,283,340	50,527,206	50,357,567	50,563,556
Weighted average number of shares outstanding - Diluted	50,863,894	51,200,241	50,979,542	51,256,621

Dividends paid per share	$0.1200	$0.1050	$0.3600	$0.3150

CLARCOR INC. 2012 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	September 1, 2012	December 3, 2011
ASSETS
Current assets:
Cash and cash equivalents	$165,347	$155,999
Restricted cash	869	1,105
Accounts receivable, less allowance for losses of $9,524 and $9,795, respectively	212,687	206,664
Inventories	210,521	200,274
Deferred income taxes	32,377	25,974
Income taxes receivable	—	3,373
Prepaid expenses and other current assets	7,324	7,510
Total current assets	629,125	600,899

Property, plant and equipment, at cost, less accumulated depreciation of $309,822 and $293,111, respectively	195,239	184,992
Assets held for sale	2,000	2,000
Goodwill	241,602	235,530
Acquired intangibles, less accumulated amortization	96,871	98,674
Deferred income taxes	361	749
Other noncurrent assets	16,221	12,089
Total assets	$1,181,419	$1,134,933

LIABILITIES
Current liabilities:
Current portion of long-term debt	$208	$1,289
Accounts payable and accrued liabilities	166,190	155,585
Income taxes payable	1,504	3,176
Total current liabilities	167,902	160,050

Long-term debt, less current portion	16,551	15,981
Long-term pension and postretirement healthcare benefits liabilities	35,124	74,524
Deferred income taxes	54,586	36,194
Other long-term liabilities	8,774	11,069
Total liabilities	282,937	297,818

Contingencies
Redeemable noncontrolling interests	1,707	1,557

SHAREHOLDERS' EQUITY
Capital stock	50,076	50,145
Capital in excess of par value	14,223	19,453
Accumulated other comprehensive loss	(46,625)	(44,391)
Retained earnings	878,193	809,520
Total CLARCOR Inc. equity	895,867	834,727
Noncontrolling interests	908	831
Total shareholders' equity	896,775	835,558
Total liabilities and shareholders' equity	$1,181,419	$1,134,933

CLARCOR INC. 2012 UNAUDITED THIRD QUARTER RESULTS, continued
CONSOLIDATED CONDENSED CASH FLOWS
(Dollars in thousands)

	Nine Months Ended
	September 1, 2012	August 27, 2011
Cash flows from operating activities:
Net earnings	$86,982	$86,961
Depreciation	19,387	20,679
Amortization	4,383	4,160
Other noncash items	(24)	180
Net loss (gain) on disposition of assets	(792)	168
Stock-based compensation expense	5,397	4,786
Excess tax benefit from stock-based compensation	(2,606)	(2,338)
Deferred income taxes	8,355	(1,353)
Change in assets and liabilities	(41,325)	(43,934)
Net cash provided by operating activities	79,757	69,309

Cash flows from investing activities:
Restricted cash	(79)	(317)
Business acquisitions, net of cash acquired	(11,974)	(14,160)
Additions to plant assets	(29,473)	(16,789)
Proceeds from disposition of plant assets	502	244
Investment in affiliates	(801)	(100)
Net cash used in investing activities	(41,825)	(31,122)

Cash flows from financing activities:
Payments on long-term debt	(1,253)	(1,825)
Payment of financing costs	(564)	—
Sale of capital stock under stock option and employee purchase plans	5,389	6,900
Purchase of treasury stock	(16,724)	(18,204)
Excess tax benefits from stock-based compensation	2,606	2,338
Dividend paid to noncontrolling interests	—	(321)
Cash dividends paid	(18,132)	(15,927)
Net cash used in financing activities	(28,678)	(27,039)
Net effect of exchange rate changes on cash	94	(1,105)
Net change in cash and cash equivalents	9,348	10,043
Cash and cash equivalents, beginning of period	155,999	117,022
Cash and cash equivalents, end of period	$165,347	$127,065

Cash paid during the period for:
Interest	$319	$95
Income taxes, net of refunds	$27,827	$26,505

CLARCOR INC. 2012 UNAUDITED THIRD QUARTER RESULTS, continued
QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)

	Quarter Ended		Nine Months Ended
	September 1, 2012	August 27, 2011	September 1, 2012	August 27, 2011
Net sales by segment:
Engine/Mobile Filtration	$126,903	$129,467	$377,863	$372,071
Industrial/Environmental Filtration	138,532	132,380	394,275	377,998
Packaging	21,298	22,972	56,714	69,003
	$286,733	$284,819	$828,852	$819,072

Operating profit by segment:
Engine/Mobile Filtration	$28,478	$30,175	$81,403	$80,969
Industrial/Environmental Filtration	15,741	13,650	44,193	37,077
Packaging	1,962	2,636	4,008	8,486
	$46,181	$46,461	$129,604	$126,532

Operating margin by segment:
Engine/Mobile Filtration	22.4%	23.3%	21.5%	21.8%
Industrial/Environmental Filtration	11.4%	10.3%	11.2%	9.8%
Packaging	9.2%	11.5%	7.1%	12.3%
	16.1%	16.3%	15.6%	15.4%